Exhibit 11.1
                          Secure Computing Corporation
                 Statement of Computations of Earnings Per Share

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                                                                             YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------------
                                                                     1995             1994              1993
                                                              ------------------------------------------------------
PRIMARY
Weighted average common shares outstanding                           7,271,000         6,272,000        2,341,000
Common share equivalent                                                      -           545,000          215,000
Common shares outstanding pursuant to Staff Accounting
   Bulletin No. 83                                                     394,000           525,000          525,000
                                                              ------------------------------------------------------
Weighted average common shares and share equivalents
   outstanding                                                       7,665,000         7,342,000        3,081,000
                                                              ======================================================

Net income (loss)                                                  $  (632,000)       $1,541,000      $   731,000
Accrued preferred stock dividends and accretion                              -          (491,000)        (457,000)
                                                              ------------------------------------------------------
Net income (los) as adjusted                                       $  (632,000)       $1,050,000      $   274,000
                                                              ======================================================

Net income (loss) per share                                            $(.08)             $.14             $.09
                                                              ======================================================

FULLY DILUTED
Primary shares outstanding                                           7,665,000         7,342,000        3,081,000
Preferred stock on an as if converted basis                          2,760,000         2,450,000        2,249,000
                                                              ------------------------------------------------------
Weighted average common shares and share equivalents
   outstanding                                                      10,425,000         9,792,000        5,330,000
                                                              ======================================================

Net income (loss)                                                  $  (632,000)       $1,541,000      $   731,000
                                                              ======================================================

Net income (loss) per share                                            $(.06)             $.16             $.14
                                                              ======================================================

SUPPLEMENTARY
Fully diluted shares outstanding                                    10,425,000         9,792,000
Common shares assumed issued for repayment of bank debt
                                                                        75,000           125,000
                                                              ------------------------------------
Weighted average common shares and share equivalents
   outstanding                                                      10,500,000         9,917,000
                                                              ====================================

Net income (loss)                                                  $  (632,000)       $1,541,000
Interest related to bank debt                                          101,000           164,000
                                                              ------------------------------------
Net income (loss) as adjusted                                     $   (521,000)       $1,705,000
                                                              ====================================

Net income (loss) per share                                            $(.05)             $.17
                                                              ====================================

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                                           Secure Computing Corporation
                                                    Schedule II
                                         Valuation and Qualifying Accounts
                                   Years ended December 31, 1995, 1994 and 1993


                                                              ADDITIONS CHARGED
                                                BALANCE AT       TO COSTS AND
                                            BEGINNING OF YEAR      EXPENSES      LESS DEDUCTIONS    BALANCE AT END
   DESCRIPTION                                                                                          OF YEAR
--------------------------------------------------------------------------------------------------------------------
Year ended December 31, 1995:
   Contract loss reserve                          $200,000         $  50,000    $            -         $250,000
   Warranty reserves                                34,000            86,000                 -          120,000
   Sales return allowance                                -            70,000                 -           70,000
   Allowance for doubtful accounts                 165,000           115,000          (149,000)         131,000
                                            ------------------------------------------------------------------------
     Total                                        $399,000          $321,000    $     (149,000)        $571,000
                                            ========================================================================

Year ended December 31, 1994:
   Contract loss reserve                          $154,000         $  46,000    $            -         $200,000
   Allowance for doubtful accounts                 150,000            65,000           (50,000)         165,000
   Warranty reserves                                     -            34,000                 -           34,000
                                            ------------------------------------------------------------------------
     Total                                        $304,000         $ 145,000    $      (50,000)        $399,000
                                            ========================================================================

Year ended December 31, 1994:
   Contract loss reserve                          $148,000          $123,000         $(117,000)        $154,000
   Allowance for doubtful accounts                       -           150,000                 -          150,000
                                            ------------------------------------------------------------------------
     Total                                        $148,000          $273,000         $(117,000)        $304,000
                                            ========================================================================
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